FOR: PROLIANCE INTERNATIONAL, INC.

Contact:
Arlen F. Henock
Chief Financial Officer
(203) 859-3626
FOR IMMEDIATE RELEASE
FD Investor Contact: Eric Boyriven, Alexandra Tramont (212) 850-5600

PROLIANCE INTERNATIONAL, INC. PROVIDES BUSINESS UPDATE

- Enters Into New Credit Agreement -

- Updates its Fiscal 2007 Outlook -

- Announces New Restructuring Activities to Improve Business Operations -

NEW HAVEN, CONNECTICUT, July 25, 2007 – Proliance International, Inc. (AMEX: PLI) today provided an update on its business operations.

Charles E. Johnson, President and CEO of Proliance commented, “We are pleased to announce that we have entered into a new credit agreement. This refinancing of our current debt increases our borrowing capacity and expands our financial resources. It also provides us with the financial flexibility to take the actions necessary to improve our business performance.”

Mr. Johnson further noted, “Preliminary results in the second quarter show lower sales due to the late arrival of seasonal business activity, as well as a continuation of adverse trends we have described in the past, and we now anticipate results from operations for the full year will be lower than previously anticipated. Accordingly, we are taking additional steps in the third and fourth quarter to reduce our cost structure and right-size our business operations to improve bottom line performance.”

On July 19, 2007, the Company entered into a new credit agreement with Silver Point Finance, LLC. The $100 million senior secured credit facility, led by Silver Point and including Wachovia Capital Finance Corporation (New England) as a participant, includes a $50 million term loan, and the balance in the form of a revolving loan, which will fluctuate based on asset levels and performance of the Company. As part of the refinancing, the Company will incur one-time debt extinguishment costs of approximately $2.0 million in the third quarter of 2007. This credit agreement will replace the Company’s current $88 million credit facility with Wachovia, as agent, and provide additional liquidity to fund day-to-day operations, while also providing cash resources to take appropriate steps to right size the infrastructure of the business and improve operating results.

While the Company had previously set an objective to achieve profitability for the full year 2007, it now expects a 2007 net loss of between $12 million and $17 million primarily attributable to charges associated with the recently-disclosed arbitration decision ($3.2 million in the second quarter), debt extinguishment costs ($2.0 million) and restructuring expenses of $5 million to $7 million over the course of the year. These restructuring charges represent a $3 million to $4 million increase in restructuring activity from prior guidance of $2 million to $3 million (of which about $1.3 million has been incurred in the first six months of 2007).

The Company is currently finalizing and acting upon a broad range of strategic actions to right size its operational and administrative structure going forward. This, as well as initiatives to lower unit costs while maintaining high product quality, will better position the Company to achieve its financial targets should unfavorable market trends continue to negatively impact sales and margins of heat exchange and temperature control products.

These restructuring charges will include a number of immediate actions to change the Company’s ‘go-to–market’ strategy through its branch operations, which will further reduce branch operating costs while also enhancing the Company’s capability to effectively service its local customers. In addition, the Company will be further rationalizing its overhead structure in North America. These actions should reduce the U.S. salaried workforce by approximately 15% and streamline distribution and manufacturing facilities in North America to further reduce operating and product costs.

Mr. Johnson concluded, “While we are disappointed that we will not achieve our goal of profitability this year, we believe our restructuring strategy will mitigate some of the adverse trends we have been facing in the market, leaving us better positioned for future success. We also believe that we are improving operational efficiency for our Company while continuing to serve our customers needs with the highest quality of products and services. The actions we announced today will help position us for profitability before restructuring and debt extinguishment expenses for the second half of 2007 and for improved financial performance in the coming years.”

Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Proliance International, Inc.’s Strategic Corporate Values Are:

•	Being An Exemplary Corporate Citizen
•	Employing Exceptional People
•	Dedication To World-Class Quality Standards
•	Market Leadership Through Superior Customer Service
•	Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.

Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 10-K of Proliance, in the Quarterly Reports on Forms 10-Q of Proliance, and Proliance’s other filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.